SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

REGISTRATION STATEMENT
ON FORM S-8
UNDER
THE SECURITIES ACT OF 1933

GONETGEN.COM, INC.
(Exact name of Registrant as specified in its charter)

Florida	65-0873448
(State or other jurisdiction of incorporation or organization)	(IRS employer identification no.)

6685 Forrest Hill Blvd. Suite 211,
West Palm Beach, Fl	77074
(Address of principal executive offices)	(Zip Code)

Compensation and Consulting Agreements
(full name of the plans)

Derek Dunn
GONETGEN.COM, Inc.
6685 Forrest Hill Blvd. Suite 211
West Palm Beach, Fl 77074
(Name and address of agent for service)
(561) 641-2424
(Telephone number, including area code, of agent for service)

Approximate Date of Commencement of Proposed Sales under the Plan:
As soon as practicable after this Registration Statement becomes effective

Total Number of Pages: 12
Exhibit Index begins on sequentially numbered page: 6

CALCULATION OF REGISTRATION FEE
Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock par value $.01	560,000(1)	$.90 (2)	$504,000	$133.00

(1) Represents shares issued pursuant to stock options granted to officers, directors, employees, counsel and consultants providing services to the Registrant and related to Registrant’s business. Additional shares may be issued to the officers, directors, consultants and counsel as set forth in this Registration Statement plus such indeterminate number of shares pursuant to Rule 416 as may be issued in respect to stock splits, stock dividends and other similar recapitalizations.

(2) Estimated solely for the purpose of calculating the registration fee, based on the average of the bid and asked price of the Registrant's Common Stock on July 10, 2000. The exercise price of the options of $.50 per share, was based upon the average of the bid and asked price on the date the options were granted.

PART I

INFORMATION REQUIRED BY THE REGISTRATION STATEMENT

Item 1. Plan Information.

GONETGEN.COM, INC. (hereinafter, the "Registrant"), since its inception on October 22, 1998, has received services from Registrant’s chairman/chief executive officer, president, vice-president, chief financial officer, key employees, directors, counsel and consultants relating to the development and operations of the business of Registrant. In connection with the foregoing and as discussed below, the Registrant has granted common stock purchase options as part of a benefit plan, pursuant to arrangements for bona fide services rendered and to be rendered to the Registrant. These arrangements involve the grant of options (the "Options") and the issuance of shares (the "Option Shares") upon the exercise of Options, each at a price of $.50, the closing bid price of the Registrant’s shares on the date of the grant.

The Registrant has granted Options exercisable at the fair market value of Registrant’s shares on the date of the grant to the following officers, directors, employees, counsel and consultants:

Julian Ferretti, chairman and chief executive officer of the Registrant, was granted Options to purchase sixty thousand Option Shares. The grant of the Options to Mr. Ferretti was based upon and in consideration for the continued services to the Registrant;

Derek Dunn, president, chief technical officer and a director of the Registrant, was granted Options to purchase forty thousand Option Shares. This grant of Options was based upon and in consideration for the continued services of Mr. Derek Dunn to the Registrant;

Lynn Dunn, vice-president-operations and a director of the Registrant, was granted Options to purchase sixty thousand Option Shares. This Option was based upon and in consideration for the continued services of Mr. Lynn Dunn to the Registrant and to be continued to be provided to Registrant;

Arvind Ajinkya, Treasurer and chief financial officer of the Registrant, was granted Options to purchase ten thousand Option Shares, based upon and in consideration for the continued services of Mr. Ajinkya to the Registrant;

Vito Didio, an employee of the Registrant engaged in day-to-day administration, was granted Options to purchase ten thousand Option Shares;

Jeff Haynes, Registrant’s media director, pursuant to the Registrant was granted Options to purchase twenty thousand Option Shares;

Larry Bell, Registrant’s new marketing director for its Tampa, FL office, was granted Options to purchase ten thousand Option Shares;

Edward Muller, serving Registrant under a consulting agreement, was granted Options to purchase twenty thousand Shares. The consulting agreement provides for compensation to Mr. Muller in consideration for continued services to the Registrant relating to marketing of the Registrant’s business to business Internet products/services, among other services;

Thomas J. Craft, Jr., Esq., the Registrant’s corporate securities counsel, was granted Options to purchase one hundred twenty thousand Option Shares, and Richard Rubin, the Registrant’s Federal securities compliance consultant, was granted Options to purchase one hundred twenty five thousand Option Shares. These Options were based upon and in consideration for prior and continuing services to Registrant by its counsel, Mr. Craft, and its consultant, Mr. Rubin and staff, in connection with Federal securities matters, and the continued assistance by Messrs. Craft and Rubin in the filing by the Registrant of reports required under the Securities Exchange Act of 1934, among other securities related services.

Mark Cohen, the Registrant’s business relations consultant, was granted Options to purchase seventy five thousand Option Shares. Mr. Cohen is responsible for the Registrant’s interrelation with the business and financial community, and specifically with the dissemination of information regarding the Registrant’s new area development and the opening of new offices, among other services.

Lydia Salas, Registrant’s credit manager, was granted Options to purchase ten thousand Option Shares.

Item 2. Registrant Information and Employee Plan Annual Information.

The Registrant shall provide the parties receiving Option Shares pursuant to this registration statement, without charge, upon their written or oral request, the documents incorporated reference in Item 3 of Part II of this Registration Statement. The Registrant shall also provide such parties, without charge, upon their written or oral request, with all other documents required to be delivered to such parties pursuant to Rule 428(b) under the Act. Any and all such requests shall be directed to the Registrant at 6685 Forrest Hill Blvd. Suite 211, West Palm Beach, FL 77074.

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed with the Securities and Exchange Commission are incorporated herein by reference:

(a) The Registrant’s Form 10-SB, which contains the Registrant’s audited financial statements for its year ended December 31, 1998, filed pursuant to the Securities Exchange Act of 1934 (the "Exchange Act").

(b) The Registrant’s Quarterly Reports on Form 10-QSB for the periods ended June 30, 1999, September 30, 1999, and March 31, 2000 and Registrant's Annual Report on Form 10-KSB for the year ended December 31, 1999, filed pursuant to Section 13 or 15(d) of the Exchange Act.

(c) A description of the Registrant’s common stock contained in the exhibits to Registrant’s Form 10-SB.

(d) All documents subsequently filed by the Registrant pursuant to the Exchange Act prior to the filing of a post-effective amendment indicating that all such securities then unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be part hereof from the date of filing such documents.

Item 4. Description of Securities.

The Registrant has authorized 6,000,000 Shares of common stock, par value $.01 (the "Common Stock"), of which 5,950,000 Shares are issued and outstanding.

Holders of Registrant’s Common Stock are entitled to one vote per Share on each matter submitted to a vote of stockholders. Shares of Common Stock do not carry cumulative voting rights and, therefore, holders of the majority of the outstanding shares of Common Stock are able to elect the entire board of directors and, if they do so, minority stockholders would not be able to elect any members of the board of directors. Holders of Common Stock are entitled to receive such dividends as the board of directors may from time to time declare out of funds legally available for the payment of dividends. During the last two fiscal years, the Registrant has not paid cash dividends on its Common Stock and does not anticipate that it will pay cash dividends in the foreseeable future.

Item 5. Interests of Named Experts and Counsel.

Thomas J. Craft, Jr., Esq., counsel to the Registrant in connection with the preparation of this Registration Statement on Form S-8, is the record owner of one hundred twenty thousand Option Shares that are being registered hereunder.

Item 6. Indemnification of Officers and Directors.

Not applicable.

Item 7. Exemption From Registration Claimed.

Not applicable.

Item 8. Exhibits:

Pursuant to Item 601 of Rule S-K, the following Exhibits are annexed hereto:

Exhibit 5 Opinion of Thomas J. Craft, Jr., Esq.

Exhibit 23 Consent of Thomas J. Craft, Jr., Esq. (Contained in the Opinion)

Exhibit 23.1 Consent of Mark Escoffery, P.A., Certified Public Accountant

Item 9. Undertakings:

The undersigned Registrants hereby undertakes:

(a) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

(b) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement.

(c) That for the purpose of determining any liability under the Securities Act of 1933, as amended (the "Act"), each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(d) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(e)(i) The undersigned Registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the Registrant’s Annual Report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e)(ii) Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers, and controlling persons of the Registrant pursuant any action of the Registrant, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim against such liabilities (other than payment by the Registrant of expenses paid or incurred by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX
EXHIBIT NUMBER	ITEM
5	Opinion of Thomas J. Craft, Jr., Esq.
23	Consent of Thomas J. Craft, Jr., Esq. (Contained in Opinion)
23.1	Consent of Mark Escoffery, Certified Public Accountant

EXHIBIT 5

Thomas J. Craft, Jr., Esq.
301 Clematis Street, Suite 3000
The Galleria Building
West Palm Beach, FL 33401
Phone: (561) 651-7336 Fax: (561) 655-3202

July 10, 2000
Securities and Exchange Commission
450 Fifth Street, NW
Washington, DC 20549

Re: GONETGEN.COM, Inc.

Registration Statement on Form S-8

Gentlemen:

I have been requested by GONETGEN.COM, Inc. (the "Registrant") to furnish an opinion as to matters hereinafter set forth in connection with this registration statement on Form S-8 under the Securities Act of 1933, as amended (the "Act"), covering a total of 560,000 shares of common stock, which shares are being issued in connection with the grant of options to officers, directors, employees, counsel and consultants providing services to the Registrant.

In connection with this opinion, I have reviewed the filings of the Registrant incorporated by reference in this registration statement, and have determined that the Registrant is current in its reporting requirements under the Securities Exchange Act of 1934. I have further determined that the shares have been legally issued, fully paid and non-assessable. Further, the Registrant has duly authorized the issuance of the shares and the filing of this registration statement on Form S-8 under the Act.

I hereby consent to the inclusion of this opinion in the registration statement on Form S-8 being duly filed with the Securities and Exchange Commission.

Very truly yours,

/s/ Thomas J. Craft, Esq.

Thomas J. Craft

EXHIBIT 23

(Contained in Opinion-Exhibit 5)

EXHIBIT 23.1

EXHIBIT 23.1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANT

I previously issued my report, accompanying the financial statements of the Registrant for the year ended December 31, 1999, dated April 3, 2000, filed with the Registrant’s Form 10-KSB. I hereby consent to the incorporation by reference of said report in the registration statement on Form S-8 filed with the Securities and Exchange Commission by the Registrant.

/s/ Mark Escoffery, P.A., Certified Public Accountant

MARK ESCOFFERY, P.A.

July 10, 2000

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of West Palm Beach, State of Florida, on the 10th day of July, 2000.

/s/ Julian Ferretti

By: Julian Ferretti Title: Chief Executive Officer and Chairman

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registration Statement has been signed by the following person in the capacity and on the date indicated

Dated: West Palm Beach, FL

July 10, 2000

/s/ Julian Ferretti

By: Julian Ferretti

Title: Chief Executive Officer and Chairman